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Exhibit 5.6

March 2, 2015

CONSENT OF BARNARD FOO

United States Securities and Exchange Commission

Gentlemen:

I, Barnard Foo, M.Eng., P.Eng., MBA, Senior Mining Engineer, Micon International Ltd., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of Silver Wheaton Corp. of the information derived from the technical report dated March 19, 2013, which is entitled "Technical Report on the Mineral Reserves and Mineral Resources of the Salobo Copper-Gold Mine Carajas, Pará State, Brazil" (the "Technical Report") and all other references to the Technical Report included or incorporated by reference in the registration statement on Form F-10 of Silver Wheaton Corp.

Yours truly,

/s/ Barnard Foo Barnard Foo, M.Eng., P.Eng., MBA Senior Mining Engineer Micon International Ltd.

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  Exhibit 5.6